Exhibit 5.1

O L S H A N	PARK AVENUE TOWER ● 65 EAST 55TH STREET ● NEW YORK, NEW YORK 10022 TELEPHONE: 212.451.2300 ● FACSIMILE: 212.451.2222

May 30, 2014

SL Industries, Inc.
520 Fellowship Road, Suite A-114
Mount Laurel, New Jersey 08054

Re:	SL Industries, Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to SL Industries, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of its registration statement on Form S-8 (the “Registration Statement”), being filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement relates to the registration of an aggregate of 50,000 shares (the “Shares”) of the common stock, $0.20 par value per share (the “Common Stock”) of the Company, issuable pursuant to the terms and in the manner set forth in the Company’s 2008 Incentive Stock Plan, as amended (the “Plan”).  On May 12, 2014, the stockholders of the Company approved an amendment to the Plan to, among other things, increase the number of shares of Common Stock authorized for issuance thereunder from 450,000 shares to 500,000 shares.

A registration statement on Form S-8 (Registration No. 333-153026) was filed with the Commission on August 14, 2008, registering the initial 315,000 shares of Common Stock authorized for issuance pursuant to the terms of, and in the manner set forth in, the Plan (the “2008 Registration Statement”).  On July 29, 2011, the Company filed with the Commission a registration statement on Form S-8 (Registration No. 333-175908) registering an additional 135,000 shares of Common Stock for issuance pursuant to the terms of, and in the manner set forth in, the Plan (the “2011 Registration Statement”).  On June 20, 2013, in connection with the Company’s reincorporation in Delaware, the Company filed with the Commission a Post-Effective Amendment No. 1 to Form S-8 Registration Statement amending the 2008 Registration Statement and the 2011 Registration Statement.

This opinion letter is being delivered at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated by the Commission.

O L S H A N F R O M E W O L O S K Y L L P	WWW.OLSHANLAW.COM

May 30, 2014

We advise you that we have examined originals or copies certified or otherwise identified to our satisfaction of (i) the Registration Statement, (ii) the Plan, (iii) the Amended and Restated Certificate of Incorporation and By-Laws of the Company, each as amended to date, (iv) the corporate proceedings of the Company, and (v) such other documents, instruments and certificates of officers and representatives of the Company and of public officials, and we have made such examination of law, as we have deemed appropriate as the basis for the opinion hereinafter expressed.  In making such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity and completeness of documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies, and the authenticity and completeness of the originals of such latter documents.

Based upon the foregoing, we are of the opinion that the Shares to be issued under the Plan, when issued pursuant to the terms and in the manner set forth in the Plan, will be duly and validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York.  We express no opinion as to the effects of any laws, statutes, regulations or ordinances other than the laws of the State of New York, the General Corporation Law of the State of Delaware (including the statutory provisions contained therein and reported judicial decisions interpreting these laws) and the federal laws of the United States of America as in effect on the date of this letter, and we are expressing no opinion as to the effect of the laws of any other jurisdiction or as of any later date.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby concede that our firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ OLSHAN FROME WOLOSKY LLP

OLSHAN FROME WOLOSKY LLP